Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
March 2, 2009	CONTACT: David D. Brown
(276) 326-9000
First Community Bancshares, Inc. Discusses Current Earnings
and Dividend Announcement Schedule
Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that it was pleased with core earnings indications for the first two months of 2009, but elected to defer its first quarter dividend declaration to the end of the quarter to gain a more complete picture of earnings prospects for the quarter. Chairman W. P. Stafford stated that, “While the Company is performing in line with expectations, it simply makes good business sense to move quarterly dividend declarations to the end of the quarter and gain the utmost clarity on operations and expected earnings before committing dividends.”
Commenting on the earnings outlook for First Community, Chief Executive Officer John M. Mendez noted that, “Earnings for the first two months of the quarter were slightly better than forecast despite higher FDIC insurance premiums and the added costs of TARP dividends.” Mendez continued, “Although core earnings look to be on target with the Company’s forecast for the first quarter, we believe it is prudent to set dividend levels with the most up-to-date credit information through the end of the quarter. Current indications are that the Company’s core earnings will exceed the consensus analyst estimate for the first quarter assuming credit costs continue to run at moderate levels.”
Mendez stated that the Company expects to announce its first quarter 2009 dividend in the first week of April with record and payable dates falling in the second and fourth weeks, respectively.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.13 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-nine locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice. First Community’s wealth management group managed assets with a market value of $848 million at December 31, 2008. First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina. First Community’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.